Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.



At the meeting, each of the nominees for Trustees was elected, as follows:

	     		Votes		Votes
			for		withheld

Jameson A. Baxter	167,950,830	5,952,296
Charles B. Curtis	167,951,992	5,951,134
Myra R. Drucker		167,890,425	6,012,701
Charles E. Haldeman, Jr.167,769,151	6,133,975
John A. Hill		167,868,470	6,034,656
Ronald J. Jackson	167,976,311	5,926,815
Paul L. Joskow		167,940,729	5,962,397
Elizabeth T. Kennan	167,780,619	6,122,507
John H. Mullin, III	167,902,296	6,000,830
Robert E. Patterson	167,960,280	5,942,846
George Putnam, III	167,827,771	6,075,355
A.J.C. Smith *		167,767,120	6,136,006
W. Thomas Stephens	167,920,695	5,982,431
Richard B. Worley	167,942,142	5,960,984

* Mr. Smith resigned from the Board of Trustees on January 14, 2005.




A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes			Abstentions
		for	against
	120,402,640	10,402,967		43,097,521




A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes			Abstentions
		for	against

	121,177,021	9,679,840		43,046,266


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes			Abstentions
		for	against
	124,576,738	6,726,282		42,600,107




January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes		Votes			Abstentions
	for		against
	123,113,683	8,777,115		43,990,762



All tabulations are rounded to the nearest whole number.